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                                  EXHIBIT 99

                               LETTER OF INTENT


                                 Sept. 2, 1998


Mr. David Ho
President
Apex Canadian Holidays Ltd.
946 West 7th Avenue
Vancouver, B.C.
CANADA, V5Z 1C3


RE: LETTER OF INTENT


Dear Mr. Ho:

This letter sets forth our preliminary understanding concerning the purchase by Zstar Enterprises, Inc., a Nevada corporation ("Zstar"), of the equity interest in Apex Canadian Holidays Ltd., a Canadian company ("Apex") (such transaction, the "Stock Purchase").

The Stock Purchase shall take place on the following general terms:

()   Zstar shall acquire, and Apex shall sell, 100% of all the outstanding and issued equity shares of Apex, for a cash payment of Fifty Thousand Dollars (US$50,000).

(2) In connection with the Stock Purchase contemplated hereby, Zstar shall use its commercially reasonable efforts to raise Five Hundred Thousand Dollars (US$500,000) through a private placement as defined under the Securities Act of 1933 (the "Private Placement"). The successful completion of the Private Placement is condition precedent to the consummation of the Stock Purchase.

(3) Zstar and Apex shall negotiate in good faith with a view to entering into a definitive stock purchase agreement (the "STOCK PURCHASE AGREEMENT") providing for the Stock Purchase, which Stock Purchase Agreement shall contain, among other things and in addition to the other terms of this Letter of Intent (see Section 8), the following provisions:

     (i) Zstar represents and warrants to Apex that (both as of the date of the Stock Purchase Agreement and of the closing of the Stock Purchase (the "Closing") unless otherwise specified herein):
     (ii) Zstar is a corporation duly organized, existing and in good standing, under the laws of the State of Nevada.
     (iii) As of the Closing, the authorized capital stock of Zstar will consist of 30,000,000 shares of Common Stock, par value $0.001 per share, of which 10,500,000 shares will be issued and outstanding prior to the successful consummation of the Private Placement.
     (iv) There are no outstanding subscriptions, warrants, options, calls or commitments of any character entitling any person or entity to purchase or otherwise acquire any capital stock or other securities or other equity interests of Zstar.

     (i) Apex represents and warrants to Zstar that (both as of the date of the Stock Purchase Agreement and of the Closing, unless otherwise specified herein):

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     (ii)   Apex is a corporation duly organized, existing and in good standing, under the laws of Canada.
     (iii) Except as set forth on its financial statements, to be provided to Zstar prior to the execution of the Stock Purchase Agreement, or such as may have arisen in the ordinary course of business, there are no debts, liabilities or obligations, contingent or otherwise, of Apex, or otherwise affecting Apex or its assets, which debts, liabilities or obligations would substantially alter the financial condition of Apex.
     (iv) The financial statements of Apex delivered to Zstar are accurate and complete, have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the period indicated, and fairly present Apex's financial position, results of operations and cash flow at the respective dates thereof and for the periods therein indicated.
     (v) As of the Closing, the only authorized capital stock of Apex will consist of 100,000 shares of Common Stock, with no par value per share, of which 100 shares will be issued and outstanding.
     (vi) Other than the Stock Purchase contemplated hereby, there are no outstanding subscriptions, warrants, options, calls or commitments of any character entitling any person or entity to purchase or otherwise acquire any capital stock or other securities or other equity interests of Apex.
     (vii) Since the date of its last financial statement, there have not been, and during the period between the execution of the Stock Purchase Agreement and the Closing there will not be, any material adverse changes in the financial condition affecting Apex, other than those arising from the ordinary course of business.
     (viii) Except as disclosed to Zstar, Apex has not been involved in any litigation, government investigation or other government proceeding and, to the best knowledge of Apex and its existing shareholders, no litigation, government investigation or other government proceeding is threatened against Apex.

     Apex specializes in the sale of Hotel rooms (retail and wholesale) and land tour packages throughout Asian and North American markets. Apex has an established clientele and a website at www.apexholidays.com that will become the portal for users of the Zstar's service. Zstar plans to use internet software to further develop and enhance Apex's existing web site; with plans to eventually create a virtual 'shopping centre" of travel products. Eventually, the Zstar expects to be able to expand its offerings to include properties in Europe, Australia and South America.

     As a condition precedent to the consummation of the Stock Purchase, the terms of the definitive Stock Purchase Agreement shall have been approved by the shareholders of both Zstar and Apex.

     The officer of each of Zstar and Apex signing the Stock Purchase Agreement will be duly authorized by the respective board of directors of each such company.

     The number of (i) persons on Apex's board of directors, and (ii) officers shall be increased upon consummation of the Stock Purchase appropriately. At any time prior to the Closing, the parties may, by written agreement approved by their respective boards of directors, amend, modify or waive compliance with, any of the conditions, covenants or provisions of the Stock Purchase Agreement.

     The Stock Purchase Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal law of the State of California.

(4) Apex and Zstar agree that all the information received by either of them in connection with the Stock Purchase, excluding any information which is generally known to the public or subsequently becomes generally known to the public in a manner not resulting directly or indirectly from any act or omission on the part of such party in violation of this paragraph, shall be deemed to be confidential information, and such confidential information shall not be disclosed by such party receiving it to any other
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person or entity, except to its directors, officers, employees, agents or affiliates to whom or which disclosure is reasonably necessary and except as may otherwise be required by any applicable law.

(5) The Closing shall occur on or about May 15, 1999 or as soon as possible after the completion of the Private Placement.

(6) Except for paragraph 4 above, this Letter of Intent represents an expression of intent only. Accordingly, neither Zstar nor Apex will be bound by any terms of this Letter of Intent other than as set forth in the preceding sentence. Instead, the Stock Purchase Agreement, if and when executed, will be the binding agreement between the parties. Unless the Stock Purchase Agreement is entered into, neither party shall be under any obligation to the other, regardless of any negotiations, agreements or undertakings between, or actions taken by, any party, except as set forth in the first sentence of this paragraph.

(7) This Letter of Intent may be signed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

(8) For purposes of construction and interpretation, Zstar and Apex agree that this Letter of Intent shall be governed by, and construed in accordance with, the law of the State of Nevada, without regard for the conflict of laws principles thereof.

If you agree that this letter correctly sets forth our mutual intent, please so indicate by signing the enclosed copy of this letter and return it to me.

Sincerely,
Zstar Enterprises, Inc.

By: s/ Chui Keung Ho                                      By: s/ Shelley James
Chui Kueng Ho, President                              Shelley James, Secretary


                                                           Agreed and Accepted
                                               this 2nd day of September, 1998
                                                   Apex Canadian Holidays Ltd.

                                                              By: s/  David Ho
                                                           David Ho, President